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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


          Date of Report (Date of earliest event reported): May 6, 2002


                                  LANGER, INC.
             (Exact name of registrant as specified in its charter)


          New York                    0-12991                      11-2239561
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                  (I.R.S. Employer
of incorporation)                  File Number)              Identification No.)


            450 Commack Road, Deer Park, New York                      11729
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     (Address of principal executive executive offices)            (Zip Code)


Registrant's telephone number, including area code:       (631) 667-1200
                                                    --------------------






          (Former Name or Former Address, if Changed Since Last Report)






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Item 2.  Acquisition or Disposition of Significant Assets.

         On May 6, 2002, Langer, Inc. ("Langer" or "we"), through a wholly owned subsidiary, acquired substantially all of the assets and liabilities of each of Benefoot, Inc. and Benefoot Professional Products, Inc. (jointly, the "Seller"), pursuant to the terms of an Asset Purchase Agreement, dated as of May 6, 2002 (the "Asset Purchase Agreement"), by and among Langer, GoodFoot Acquisition Co., the Seller, and Jason Kraus and Paul Langer (the "Principal Shareholders"). The assets we acquired are used in the manufacture and sale of footwear products to podiatrists' patients and foot orthotic devices and include, machinery and equipment, other fixed assets, inventory, receivables, contract rights, and intangible assets.

         In connection with the acquisition, we paid consideration, determined through arms-length negotiation of the parties, of $6 million, of which $3.7 million was paid in cash, $1.8 million was paid through the issuance of promissory notes (the "Promissory Notes") and $500,000 was paid by issuing to the Seller 61,805 shares of our common stock (the "Shares"), together with certain registration rights pursuant to a registration rights agreement. $1,000,000 of the Promissory Notes will be repaid on May 6, 2003, and the balance will be repaid on May 6, 2004. The Promissory Notes bear interest at 4%. We also assumed approximately $400,000 of long-term indebtedness of the Seller. We also agreed to pay Seller up to an additional $1,000,000 upon satisfaction of certain performance targets on or prior to May 6, 2004. The purchase price will be reduced dollar for dollar to the extent that the net current assets of the Seller as of the closing date were less than $700,000 or the long term indebtedness as of the closing date exceeded $400,000. Conversely, the purchase price will be increased dollar for dollar to the extent that the net current assets of the Seller as of the closing date exceeded $700,000 or the long term indebtedness as of the closing date was less than $400,000. We funded the entire cash portion of the purchase price through working capital generated principally through the sale of $14,589,000 principal amount of our 4% convertible subordinate notes due August 31, 2006.

         In connection with the Asset Purchase Agreement, we entered into an employment agreement with each of the Principal Shareholders, each having a term of two years and providing for an annual base salary of $150,000 and benefits, including certain severance payments. We also entered into a consulting agreement with Dr. Sheldon Langer providing for an annual consulting fee of $45,000 and a one time grant of 3,090 shares of our common stock, together with certain registration rights pursuant to a registration rights agreement.

         The description of the Asset Purchase Agreement and the transactions contemplated by it described above is not intended to be complete and is qualified in its entirety by the complete text of the Asset Purchase Agreement, which is attached as Exhibit 2.1 to this report. A copy of Langer's press release dated May 6, 2002 announcing the consummation of the transaction described above, is attached as Exhibit 99.1 to this report.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements and Pro Forma Financial Information

                  It is impractical for the Company to provide the financial statements that may be required to be included herein. The Company will file such financial statements within 60 days after the date hereof.

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         (c)      Exhibits

                  The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit Number          Description
--------                -----------

2.1 Asset Purchase Agreement, dated May 6, 2002, by and among Langer, Inc., GoodFoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus, and Paul Langer

10.1 Registration Rights Agreement, dated May 6, 2002, among Langer, Inc., Benefoot, Inc., Benefoot Professional Products, Inc., and Dr. Sheldon Langer

10.2                    Promissory Note, dated May 6, 2002, made by Langer, Inc.
                        in favor of Benefoot, Inc.

10.3                    Promissory Note, dated May 6, 2002, made by Langer, Inc.
                        in favor of Benefoot Professional Products, Inc.

99.1                    Press Release, dated May 6, 2002

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                                SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 13, 2002


                                LANGER, INC.



                                By:   /s/ Anthony J. Puglisi
                                      ----------------------
                                      Anthony J. Puglisi,
                                      Vice President and Chief Financial Officer

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                                 EXHIBIT INDEX


Exhibit Number    Description
--------------    -----------

2.1 Asset Purchase Agreement, dated May 6, 2002, by and among Langer, Inc., GoodFoot Acquisition Co., Benefoot, Inc., Benefoot Professional Products, Inc., Jason Kraus, and Paul Langer

10.1 Registration Rights Agreement, dated May 6, 2002, among Langer, Inc., Benefoot, Inc., Benefoot Professional Products, Inc., and Dr. Sheldon Langer

10.2 Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot, Inc.

10.3 Promissory Note, dated May 6, 2002, made by Langer, Inc. in favor of Benefoot Professional Products, Inc.

99.1              Press Release